February 2009 Filed pursuant to Rule 433 dated January 26, 2009 relating to Preliminary Pricing Supplement No. 24 dated January 26, 2009 to Registration Statement No. 333-156423
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities

Buffered Securities based on the Price of Gold due August 29, 2011
Buffered Securities
Buffered Securities offer exposure to a wide variety of underlying assets and asset classes, including equities, commodities and currencies while providing some protection against negative performance of the assets.  Once the assets have decreased in value by more than a specified buffer amount, the investor is exposed to the negative performance of the assets.  At maturity, (i) if the assets have appreciated in value, investors will receive the stated principal amount of their investment plus upside performance of the assets, subject to a maximum payment at maturity, (ii) if the assets have depreciated in value, but the assets have not declined by more than the specified buffer amount, the Buffered Securities will redeem for par and (iii) if the assets have declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity.  The Buffered Securities are senior unsecured obligations of Morgan Stanley, and all payments on the Buffered Securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Buffered Security
Issue price:	$1,000 per Buffered Security (see “Commissions and Issue Price” below)
Pricing date:	February , 2009
Original issue date:	February , 2009 (5 business days after the pricing date)
Maturity date:	August 29, 2011
Payment at maturity:
At maturity, you will receive an amount per Buffered Security equal to:
•   If the final gold price is greater than the initial gold price:
$1,000 + upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•   If the final gold price is less than or equal to the initial gold price but greater than or equal to 80% of the initial gold price, meaning the price of gold has declined by an amount less than or equal to the buffer amount of 20%:
$1,000
•   If the final gold price is less than 80% of the initial gold price, meaning the price of gold has declined by an amount greater than the buffer amount of 20%:
($1,000 x commodity performance factor) + $200
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered Securities pay less than $200 per Buffered Security at maturity.

Maximum payment at maturity:	$2,000 to $2,050 per Buffered Security (200% to 205% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$200 per Buffered Security (20% of the stated principal amount)
Upside payment:	$1,000 x commodity percent increase x participation rate
Commodity percent increase:	(final gold price – initial gold price) / initial gold price
Participation rate:	100%
Commodity performance factor:	final gold price / initial gold price
Initial gold price:	, which is the gold price on the pricing date
Final gold price:	The gold price on the valuation date
Gold price:
On any day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market on such date

Valuation date:	August 22, 2011, subject to adjustment for certain market disruption events
CUSIP:	617482DY7
ISIN:	US617482DY70
Listing:	The Buffered Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered Security	100%	2%	98%
Total	$	$	$
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered Securities purchased by that investor.  The lowest price payable by an investor is $992.50 per Buffered Security.  Please see “Syndicate Information” on page 6 for further details.
(2) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 24 dated January 26, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE BUFFERED SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED SECURITIES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB1208006

Buffered PLUS based on the Price of Gold due August 29, 2011
Buffered Securities

Investment Overview

Buffered Securities
Exposure to commodities is a component of portfolio diversification.  Investors who believe they have underweight exposure to commodities can use the Buffered Securities based on the price of gold:

▪	To gain access to a single physical precious metal commodity and provide a measure of portfolio diversification from traditional fixed income/equity investments

▪	As an alternative to direct exposure to gold that offers returns for a certain range of positive performance of the price of gold

▪	To achieve similar levels of upside exposure to the price of gold as a direct investment, subject to the maximum payment at maturity

▪	To obtain a buffer against a specified level of negative performance in the price of gold and protect a specified portion of the invested principal against negative performance

Maturity:	2.5 years
Participation rate:	100%
Maximum payment at maturity:	$2,000 to $2,050 per Buffered Security (200% to 205% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	20% of the stated principal amount will be protected.

Gold Overview

The price of gold to which the return on the Buffered Securities is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery.

Information as of market close on January 22, 2009

Bloomberg Ticker Symbol*:	GOLDLNPM
Current Price:	860.00
52 Weeks Ago:	875.00
52 Week High (on 3/17/2008):	$1,011.25
52 Week Low (on 10/24/2008):	$712.50

* The definitive gold price on any day will be as published by the London Gold Market. If the price displayed on Bloomberg differs from such published price, the price published by the London Gold Market will prevail.

Daily Afternoon Fixing Prices of Gold January 1, 2004 to January 22, 2009

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Buffered Securities

Key Investment Rationale

This 2.5 year investment offers 100% participation in the positive performance of the price of gold and provides a buffer against a decline of 20% in the price of gold, ensuring a minimum payment at maturity of $200 per Buffered Security, subject to the credit risk of Morgan Stanley.

Access	▪ Exposure to a physical commodity (gold) ▪ Portfolio diversification from traditional fixed income/equity investments
Payment Scenario 1
The price of gold increases and, at maturity, the Buffered Securities redeem for the stated principal amount of $1,000 plus 100% of the commodity percent increase, subject to a maximum payment at maturity of $2,000 to $2,050 per Buffered Security (200% to 205% of the stated principal amount).

Payment Scenario 2	The price of gold declines by an amount less than or equal to the buffer amount of 20% and, at maturity, the Buffered Securities redeem for the stated principal amount of $1,000.
Payment Scenario 3
The price of gold declines by an amount greater than the buffer amount of 20% and, at maturity, the Buffered Securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease below 80% of the initial gold price (e.g., if the price of gold declines by 30%, the Buffered Securities will redeem for $900).  The minimum payment at maturity is $200 per Buffered Security.

Summary of Selected Key Risks (see page 9)

▪	80% of the stated principal amount is at risk.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪	The market price of the Buffered Securities will be influenced by many unpredictable factors, including the market price of gold and futures contracts on gold and the volatility of such prices.

▪	The Buffered Securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Buffered Securities.

▪	The return on the Buffered Securities is linked to a single commodity, and the price of gold may change unpredictably and affect the value of the Buffered Securities in unforeseeable ways.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. Gold prices may be, and recently have been, extremely volatile.

▪	There are risks relating to trading of commodities on the London Bullion Market Association.

▪	Not equivalent to investing directly in gold or in futures contracts or forward contracts on gold.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The U.S. federal income tax consequences of an investment in the Buffered Securities are uncertain.

▪
The Buffered Securities will not be listed on any exchange, secondary trading may be limited, and you could receive less, and possibly significantly less, than the stated principal amount per Buffered Security if you try to sell your Buffered Securities prior to maturity.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	Hedging and trading activity could potentially adversely affect the value of the Buffered Securities.

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Buffered PLUS based on the Price of Gold due August 29, 2011
Buffered Securities

Fact Sheet

The Buffered Securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 20% of the stated principal amount and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of Buffered Securities that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the price of gold on the valuation date.  Under no circumstances will the payment at maturity be less than $200 per Buffered Security.  The Buffered Securities are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Buffered Securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February , 2009	February , 2009 (5 business days after the pricing date)	August 29, 2011
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per Buffered Security (see “Syndicate Information” on page 6)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Buffered Security
Denominations:	$1,000 per Buffered Security and integral multiples thereof
Interest:	None
Payment at maturity:
At maturity, you will receive an amount per Buffered Security equal to:
If the final gold price is greater than the initial gold price:
$1,000 + upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•      If the final gold price is less than or equal to the initial gold price but greater than or equal to 80% of the initial gold price, meaning the price of gold has declined by an amount less than or equal to the buffer amount of 20%:
$1,000
•      If the final gold price is less than 80% of the initial gold price, meaning the price of gold has declined by an amount greater than the buffer amount of 20%:
($1,000 x the commodity performance factor) + $200
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered Securities pay less than $200 per Buffered Security at maturity.

Maximum payment at maturity:	$2,000 to $2,050 per Buffered Security (200% to 205% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$200 per Buffered Security (20% of the stated principal amount)
Upside payment:	$1,000 x commodity percent increase x participation rate
Commodity percent increase:	(final gold price – initial gold price) / initial gold price
Participation rate:	100%
Commodity performance factor:	final gold price / initial gold price
Initial gold price:	, which is the gold price on the pricing date.
Final gold price:	The gold price on the valuation date.
Gold price:
On any day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market on such date.

Valuation date:	August 22, 2011, subject to adjustment for certain market disruption events.
Risk factors:	Please see “Risk Factors” on page 9.

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Buffered PLUS based on the Price of Gold due August 29, 2011
Buffered Securities

General Information
Listing:
The Buffered Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered Securities and you should be willing to hold the Buffered Securities to maturity.

CUSIP:	617482DY7
ISIN:	US617482DY70
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Buffered Securities offered under this document and is superseded by the following discussion.

Although the issuer believes that, under current law, the Buffered Securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered Securities.

Assuming this treatment of the Buffered Securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪	a U.S. Holder should not be required to recognize taxable income over the term of the Buffered Securities prior to maturity, other than pursuant to a sale or exchange, and
▪
upon sale, exchange or settlement of the Buffered Securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered Securities.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the Buffered Securities for more than one year.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the Buffered Securities.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered Securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered Securities should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered Securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)

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Buffered PLUS based on the Price of Gold due August 29, 2011
Buffered Securities

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered Securities through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Buffered Securities by taking positions in futures contracts on gold or in such other instruments as we may wish to use in connection with such hedging. Such purchase activity could increase the price of gold, and therefore the price to which gold must increase on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered Securities.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the preliminary pricing supplement describing this offering.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement describing this offering.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the Buffered Securities	Selling concession	Principal amount of the Buffered Securities for any single investor
100%	2.00%	<$1MM
99.625%	1.625%	$1MM-$2.99MM
99.4375%	1.4375%	$3MM-$4.99MM
99.250%	1.25%	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Buffered Securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Buffered Securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Buffered PLUS based on the Price of Gold due August 29, 2011
Buffered Securities

How Buffered Securities Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Buffered Securities based on the following terms:

Stated principal amount:	$1,000
Participation rate:	100%
Buffer amount:	20% of the initial gold price
Hypothetical maximum payment at maturity:	$2,025 (202.5% of the stated principal amount)
Minimum payment at maturity:	$200

Buffered Securities Payoff Diagram

▪
If the final gold price is greater than the initial gold price, investors will receive the $1,000 stated principal amount plus 100% of the increase in the price of gold over the term of the Buffered Securities, subject to the hypothetical maximum payment at maturity.  Based on the actual and hypothetical terms above:

▪	If the price of gold increases 10%, investors would receive a 10% return, or $1,100.

▪	If the price of gold increases 210%, investors would receive only the hypothetical maximum payment at maturity of 202.5% of the stated principal amount, or $2,025.

▪
If the final gold price is less than or equal to the initial gold price but has declined by an amount less than or equal to the buffer amount of 20% of the initial gold price, investors will receive $1,000.

▪
If the final gold price has declined by an amount greater than the buffer amount of 20% of the initial gold price, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount.  The minimum payment at maturity is $200.

▪	For example, if the final gold price is equal to 70% of the initial gold price, investors would lose 10% of their principal and receive only $900 at maturity, or 90% of the stated principal amount.

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Buffered PLUS based on the Price of Gold due August 29, 2011
Buffered Securities

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered Securities that they hold an amount in cash based upon the price of gold on the valuation date, determined as follows:

If the final gold price is greater than the initial gold price:

$1,000    +    upside payment

where,

upside payment = $1,000 x commodity percent increase x participation rate of 100%

and where,

commodity percent increase	=	final gold price − initial gold price
initial gold price

subject to a maximum payment at maturity of 200% to 205% of the stated principal amount (equal to a payment at maturity of $2,000 to $2,050 per Buffered Security).

If the final gold price less than or equal to the initial gold price but greater than or equal to 80% of the initial gold price, meaning the price has declined by an amount less than or equal to the buffer amount of 20% of the initial gold price:

the stated principal amount of $1,000

If the final gold price is less than 80% of the initial gold price, meaning the price has declined by an amount greater than the buffer amount of 20% of the initial gold price:

($1,000    x    commodity performance factor) + $200

where,

commodity performance factor	=	final gold price
initial gold price

Because in this case the commodity performance factor will be less than 0.80, the payment at maturity will be less than the stated principal amount.  Under no circumstances will the payment at maturity be less than $200 per Buffered Security.

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Buffered Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered Securities.

▪
Buffered Securities do not pay interest nor guarantee full return of principal.  The terms of the Buffered Securities differ from those of ordinary debt securities in that the Buffered Securities do not pay interest, and provide a minimum payment at maturity of only 20% of the stated principal amount of each Buffered Security.  If the final gold price is less than 80% of the initial gold price, meaning the decline is by more than 20% of the initial gold price, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Buffered Security by an amount proportionate to the decline in the price of gold below 80% of the initial gold price.

▪
Appreciation potential is limited.  The appreciation potential of Buffered Securities is limited by the maximum payment at maturity of $2,000 to $2,050, or 200% to 205% of the stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date.

▪
Market price of the Buffered Securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will also influence the value of the Buffered Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered Securities in the secondary market, including the price of gold at any time and, in particular, on the valuation date, the market price of gold and futures contracts on gold, and the volatility of such prices, trends of supply and demand for gold at any time, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect gold or commodities markets generally and which may affect the final price of gold, the time remaining until the Buffered Securities mature, and any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your Buffered Securities prior to maturity.  For example, you may have to sell your Buffered Securities at a substantial discount from the stated principal amount if the price of gold has decreased at the time of sale or if market interest rates rise.  You cannot predict the future prices of gold based on their historical levels.  The final gold price may be less than 80% of its initial price so that you will receive at maturity an amount that is less than the $1,000 stated principal amount of each Buffered Security by an amount proportionate to the decrease in the price of gold below 80% of its initial price.  In addition, there can be no assurance that the price of gold will increase so that you will receive at maturity an amount in excess of the stated principal amount of the Buffered Securities.

▪
The Buffered Securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Buffered Securities. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered Securities at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered Securities.

▪
The return on the Buffered Securities is linked to a single commodity, and the price of gold may change unpredictably and affect the value of the Buffered Securities in unforeseeable ways.   Investments, such as the Buffered Securities, linked to the prices of commodities, such as gold, are considered speculative and the prices for commodities such as gold may fluctuate significantly over short periods due to a variety of factors.

The price of gold to which the return on the Buffered Securities is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery.  The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time.  Specific factors affecting the daily fixing price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and

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Buffered Securities

confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events as well as wars and political and civil upheavals.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market.  It is not possible to predict the aggregate effect of all or any combination of these factors.

▪
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.  The payment at maturity on the Buffered Securities is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index.  The price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally.  Because the Buffered Securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.

▪
There are risks relating to trading of commodities on the London Bullion Market Association.  Gold is traded on the London Bullion Market Association which we refer to as the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices commodities trading on the LBMA.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
Not equivalent to investing directly in gold or in futures contracts or forward contracts on gold.  Investing in the Buffered Securities is not equivalent to investing in gold or in futures contracts or in forward contracts on gold.  By purchasing the Buffered Securities, you do not purchase any entitlement to gold or futures contracts or forward contracts. Further, by purchasing the Buffered Securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts and forward contracts on gold.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered Securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered Securities, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered Securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The U.S. federal income tax consequences of an investment in the Buffered Securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered Securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered Securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, U.S. Holders could be required to accrue original issue discount on the Buffered Securities every year at a “comparable yield” determined at the time of issuance and

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Buffered PLUS based on the Price of Gold due August 29, 2011
Buffered Securities

recognize all income and gain in respect of the Buffered Securities as ordinary income. The risk that a buffered security will be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected commodity-linked securities. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered Securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered Securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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The Buffered Securities will not be listed.  The Buffered Securities will not be listed on any exchange. Therefore, there may be little or no secondary market for the Buffered Securities. MS & Co. currently intends to act as a market maker for the Buffered Securities but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered Securities easily. Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered Securities, the price at which you may be able to trade your Buffered Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Buffered Securities.

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The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered Securities.  As calculation agent, MSCG will determine the initial gold price and the final gold price and will calculate the amount of cash you will receive at maturity.  Determinations made by MSCG, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the gold price in the event of a market disruption event, may affect the payout to you at maturity.

The original issue price of the Buffered Securities includes the agent’s commissions and certain costs of hedging our obligations under the Buffered Securities.  The affiliates through which we hedge our obligations under the Buffered Securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

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Hedging and trading activity by MS & Co. and other affiliates could potentially adversely affect the value of the Buffered Securities.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the price of gold and, as a result, could decrease the amount investors may receive on the Buffered Securities at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial gold price and, therefore, could increase the price at which gold must close on the valuation date before investors receive a payment at maturity that exceeds the issue price of the Buffered Securities.  Additionally, such hedging or trading activities during the term of the Buffered Securities, including on the valuation date, could potentially affect the price of gold on the valuation date and, accordingly, the amount of cash investors will receive at maturity.

February 2009	Page 11

Buffered PLUS based on the Price of Gold due August 29, 2011
Buffered Securities

Historical Information

The following table sets forth the published high and low daily fixing prices of gold, as well as end-of-quarter prices of gold for each quarter in the period from January 1, 2004 through January 22, 2009.  The price of gold on January 22, 2009 was $860.00.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The initial gold price and final gold price will be determined with reference to the afternoon fixing price of gold published by the London Gold Market on the pricing date and valuation date, respectively, rather than the prices published by Bloomberg Financial Markets on such dates.  The historical prices of gold should not be taken as an indication of future prices, and no assurance can be given as to the price of gold on the valuation date.  The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.

Gold (in U.S. dollars)	High	Low	Period End
2004
First Quarter	425.50	390.50	423.70
Second Quarter	427.25	375.00	395.80
Third Quarter	415.65	387.30	415.65
Fourth Quarter	454.20	411.25	435.60
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	846.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter (through January 22, 2009)	874.50	810.00	860.00

February 2009	Page 12